Exhibit 99.1

GXO Reports Second Quarter 2026 Results

•Revenue of $3.4 billion, up 4.3% year over year, with organic revenue growth of 3.4%
•$410 million of new business wins, up 34% year over year, with approximately 40% in strategic growth verticals — aerospace & defense, technology, industrial and life sciences
•Approximately $1 billion of incremental 2026 revenue, up 29% year over year, and $353 million of incremental 2027 revenue already secured
•Maintains mid-points of full-year 2026 guidance for adjusted EBITDA and adjusted diluted EPS

GREENWICH, Conn. — August 4, 2026 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the second quarter 2026.

Patrick Kelleher, chief executive officer of GXO, said, “This quarter marks five years since GXO became an independent public company, and we delivered results that reflect the momentum building across our business, including our strongest new business wins in three years. Revenue grew to $3.4 billion, with all three regions growing organically, underscoring the resiliency and predictability of our business model. We signed approximately $410 million of new business, up 34% year over year, led by marquee wins with some of the world’s leading brands and deeper penetration of our strategic growth verticals — aerospace & defense, technology, industrial and life sciences.

“Three priorities are powering our path forward: sharpening our commercial strategy, strengthening execution through the GXO Way, and leading in AI and next-generation automation through GXO IQ. We made meaningful progress in each area this quarter. Our commercial momentum is particularly evident in North America, a key growth market, where our wins in the first half of the year increased 85% over the same time last year. We launched the GXO Way playbook and GXO IQ moved from platform launch to scaled deployment, positioning us to realize greater value from AI across our network.

“With over $1 billion of incremental revenue already secured for 2026 and a commercial pipeline that has expanded from $2.3 billion at the end of the quarter to approximately $2.7 billion in July, we have strong visibility into the balance of the year and are already building momentum into 2027.”

Second Quarter 2026 Results

Revenue increased to $3.4 billion, up 4.3% year over year, compared with $3.3 billion for the second quarter 2025. Organic revenue1 grew by 3.4%.

Net income was $27 million, compared with $28 million for the second quarter 2025. Diluted earnings per share was $0.22, compared with $0.23 for the second quarter 2025.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) increased to $219 million, compared with $212 million for the second quarter 2025.

Adjusted diluted earnings per share (“adjusted diluted EPS1”) increased to $0.59, compared with $0.57 for the second quarter 2025.

GXO generated $76 million of cash flow from operations, compared with $3 million for the second quarter 2025. In the second quarter of 2026, GXO generated $12 million of free cash flow1, compared with $43 million used for the second quarter 2025.

Cash Balances and Outstanding Debt

As of June 30, 2026, cash and cash equivalents (excluding restricted cash), total debt outstanding and net debt1 were $769 million, $3.2 billion and $2.4 billion, respectively.

2026 Guidance2

The Company updated guidance for the full year 2026 as follows:

•Organic revenue growth1 of 4% to 5%;
•Adjusted EBITDA1 of $945 million to $965 million (previously $935 million to $975 million);
•Adjusted diluted EPS1 of $2.95 to $3.15 (previously $2.90 to $3.20); and
•Free cash flow conversion1 of 30% to 40%.

Investor Day

The Company will host its 2026 Investor Day on November 16, 2026, at the New York Stock Exchange, where management will discuss its long-term strategy, financial framework and value creation opportunities. The in-person event will begin at 9:00 a.m. Eastern Time and will also be webcast live. Webcast and presentation materials will be available on the Company’s Investor Relations website at investors.gxo.com. A replay will be available following the event.

Conference Call

GXO will hold a conference call on Wednesday, August 5, 2026, at 8:30 a.m. Eastern Time. Participants can call toll free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13761436. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until August 20, 2026. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13761436.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.
2 Our guidance reflects current FX rates.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has over 150,000 team members across more than 1,000 facilities, totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.
Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the attached financial tables.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, restructuring costs and unrealized gain/loss on FX contracts, a regulatory matter as well as net loss on divestiture of business, as set forth in the attached financial tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and may include consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities), and certain costs related to integrating and separating IT systems. Restructuring costs and other primarily consisted of severance paid to exiting members of the Company’s leadership team and to individuals as part of an initiative to optimize corporate expenses. The regulatory matter relates to a regulatory settlement. And net loss on divestiture of business primarily relates to the write-down loss resulting from the held-for-sale classification.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest expense), asset base (depreciation and amortization), tax impacts and other adjustments as set forth in the attached financial tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains as set forth in the attached financial tables, which management has determined are not reflective of our core operating activities, including amortization of intangible assets acquired.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flows from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that net debt and net leverage ratio are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents (excluding restricted cash) from our total debt and net debt as a ratio of our trailing twelve months adjusted EBITDA. We calculate ROIC as our trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2026 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full-year 2026 financial guidance of organic revenue growth, adjusted EBITDA, adjusted diluted EPS and free cash flow conversion. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our respective customers’ demands; our ability to successfully integrate and realize anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the acquisition of Wincanton; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our ability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of our operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; failure to successfully incorporate artificial intelligence and humanoids in connection with our growth strategy; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully; our ability to achieve Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Kristine Kubacki, CFA
+1 (203) 769-7206
kristine.kubacki@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025	2026	2025
Revenue	$3,441	$3,299	$6,739	$6,276
Direct operating expense	2,933	2,813	5,741	5,371
Selling, general and administrative expense	295	272	591	533
Depreciation and amortization expense	117	110	232	219
Transaction and integration costs	12	14	28	36
Restructuring costs and other	5	2	8	19
Regulatory matter	—	(1)	—	65
Net loss on divestiture of business	2	—	23	—
Operating income	77	89	116	33
Other income (expense), net	6	(10)	16	(15)
Interest expense, net	(35)	(36)	(67)	(68)
Income (loss) before income taxes	48	43	65	(50)
Income tax expense	(21)	(15)	(33)	(17)
Net income (loss)	27	28	32	(67)
Net income attributable to noncontrolling interests (“NCI”)	(2)	(2)	(3)	(3)
Net income (loss) attributable to GXO	$25	$26	$29	$(70)

Earnings (loss) per share
Basic	$0.22	$0.23	$0.25	$(0.60)
Diluted	$0.22	$0.23	$0.25	$(0.60)

Weighted-average shares outstanding used in computation of earnings (loss) per share
Basic	115,013	114,812	114,862	116,890
Diluted	115,718	115,055	115,780	116,890

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$769	$854
Accounts receivable, net of allowance of $14 and $15	2,070	2,028
Other current assets	414	406
Total current assets	3,253	3,288
Long-term assets
Property and equipment, net of accumulated depreciation of $2,208 and $2,126	1,261	1,151
Operating lease assets	2,698	2,563
Goodwill	3,727	3,781
Intangible assets, net of accumulated amortization of $805 and $781	839	909
Other long-term assets	593	570
Total long-term assets	9,118	8,974
Total assets	$12,371	$12,262
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$707	$758
Accrued expenses	1,445	1,492
Current debt	751	446
Current operating lease liabilities	779	745
Other current liabilities	439	434
Total current liabilities	4,121	3,875
Long-term liabilities
Long-term debt	2,452	2,619
Long-term operating lease liabilities	2,137	2,044
Other long-term liabilities	639	709
Total long-term liabilities	5,228	5,372
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 120,458 and 119,868 shares issued and 114,770 and 114,512 shares outstanding, respectively	1	1
Treasury stock, at cost; 5,688 and 5,356 shares, respectively	(218)	(202)
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, 0 issued and outstanding	—	—
Additional Paid-In Capital (“APIC”)	2,680	2,667
Retained earnings	747	718
Accumulated Other Comprehensive Income (Loss) (“AOCIL”)	(223)	(201)
Total stockholders’ equity before NCI	2,987	2,983
NCI	35	32
Total equity	3,022	3,015
Total liabilities and equity	$12,371	$12,262

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2026	2025
Cash flows from operating activities:
Net income (loss)	$32	$(67)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	232	219
Stock-based compensation expense	23	23
Deferred tax benefit	(1)	(25)
Other	(8)	7
Changes in operating assets and liabilities
Accounts receivable	(63)	18
Other assets	(36)	39
Accounts payable	(44)	(151)
Accrued expenses and other liabilities	(28)	(31)
Net cash provided by operating activities	107	32
Cash flows from investing activities:
Capital expenditures	(130)	(125)
Proceeds from sale of property and equipment	4	2
Net cash used in investing activities	(126)	(123)
Cash flows from financing activities:
Common stock repurchased and excise tax paid	(18)	(200)
Net borrowings under revolving credit facilities	—	8
Repayments of debt	—	(55)
Repayments of finance lease obligations	(25)	(24)
Proceeds from exercise of stock options	7	—
Taxes paid related to net share settlement of equity awards	(17)	(7)
Net obligations under factoring arrangements	(10)	(12)
Net changes in bank overdraft positions	1	64
Other	—	(1)
Net cash used in financing activities	(62)	(227)
Effect of exchange rates on cash and cash equivalents	(3)	40
Net decrease in cash, restricted cash and cash equivalents	(84)	(278)
Cash, restricted cash and cash equivalents, beginning of period	857	485
Cash, restricted cash and cash equivalents, end of period	$773	$207

Non-cash financing activities:
Excise tax liability related to stock repurchases	$—	$2

Reconciliation of cash, restricted cash and cash equivalents	June 30, 2026	December 31, 2025
Cash and cash equivalents	$769	$854
Restricted Cash (included in Other current assets)	3	2
Restricted Cash (included in Other long-term assets)	1	1
Total cash, restricted cash and cash equivalents	$773	$857

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
United Kingdom	$1,684	$1,590	$3,279	$2,981
United States	782	767	1,533	1,519
Netherlands	256	253	526	485
France	213	216	421	402
Spain	181	166	343	309
Italy	112	105	221	200
Other	213	202	416	380
Total	$3,441	$3,299	$6,739	$6,276

The Company’s revenue can also be disaggregated by various verticals, reflecting the customers’ principal industry. Revenue disaggregated by industry was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
Omnichannel retail	$1,637	$1,626	$3,198	$3,048
Technology and consumer electronics	439	402	872	795
Industrial and manufacturing	408	403	802	765
Consumer packaged goods	331	290	665	574
Food and beverage	341	359	658	673
Other	285	219	544	421
Total	$3,441	$3,299	$6,739	$6,276

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
and Adjusted EBITDA Margins
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2025	Trailing Twelve Months Ended June 30, 2026
(In millions)	2026	2025	2026	2025
Net income (loss) attributable to GXO	$25	$26	$29	$(70)	$32	$131
Net income attributable to NCI	2	2	3	3	4	4
Net income (loss)	$27	$28	$32	$(67)	$36	$135
Interest expense, net	35	36	67	68	133	132
Income tax expense	21	15	33	17	68	84
Depreciation and amortization expense	117	110	232	219	457	470
Transaction and integration costs	12	14	28	36	54	46
Restructuring costs and other	5	2	8	19	27	16
Regulatory matter	—	(1)	—	65	65	—
Net loss on divestiture of business	2	—	23	—	34	57
Unrealized (gain) loss on foreign currency contracts	—	8	(4)	18	7	(15)
Adjusted EBITDA(1)	$219	$212	$419	$375	$881	$925

Revenue	$3,441	$3,299	$6,739	$6,276
Operating income	$77	$89	$116	$33
Operating income margin(2)	2.2%	2.7%	1.7%	0.5%
Adjusted EBITDA margin(1)(3)	6.4%	6.4%	6.2%	6.0%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Operating income margin is calculated as operating income divided by revenue for the period.
(3) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITA
and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2025	Trailing Twelve Months Ended June 30, 2026
(In millions)	2026	2025	2026	2025
Net income (loss) attributable to GXO	$25	$26	$29	$(70)	$32	$131
Net income attributable to NCI	2	2	3	3	4	4
Net income (loss)	$27	$28	$32	$(67)	$36	$135
Interest expense, net	35	36	67	68	133	132
Income tax expense	21	15	33	17	68	84
Amortization of intangible assets acquired	28	30	57	59	119	117
Transaction and integration costs	12	14	28	36	54	46
Restructuring costs and other	5	2	8	19	27	16
Regulatory matter	—	(1)	—	65	65	—
Net loss on divestiture of business	2	—	23	—	34	57
Unrealized (gain) loss on foreign currency contracts	—	8	(4)	18	7	(15)
Adjusted EBITA(1)	$130	$132	$244	$215	$543	$572

Revenue	$3,441	$3,299	$6,739	$6,276
Adjusted EBITA margin(1)(2)	3.8%	4.0%	3.6%	3.4%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

(Dollars in millions, shares in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$27	$28	$32	$(67)
Net income attributable to NCI	(2)	(2)	(3)	(3)
Net income (loss) attributable to GXO	$25	$26	$29	$(70)
Amortization of intangible assets acquired	28	30	57	59
Transaction and integration costs	12	14	28	36
Restructuring costs and other	5	2	8	19
Regulatory matter	—	(1)	—	65
Net loss on divestiture of business	2	—	23	—
Unrealized (gain) loss on foreign currency contracts	—	8	(4)	18
Income tax associated with the adjustments above(1)	(4)	(13)	(15)	(27)
Adjusted net income attributable to GXO(2)	$68	$66	$126	$100

Adjusted basic EPS(2)	$0.59	$0.57	$1.10	$0.86
Adjusted diluted EPS(2)	$0.59	$0.57	$1.09	$0.85

Weighted-average shares outstanding used in computation of adjusted earnings per share
Basic	115,013	114,812	114,862	116,890
Diluted(3)	115,718	115,055	115,780	117,160
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) The six months ended June 30, 2025, calculation of earnings per share - diluted (GAAP) excludes 270 thousand shares due to their anti-dilutive effect.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operations to Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
Cash flows from operations(1)	$76	$3	$107	$32
Capital expenditures	(65)	(47)	(130)	(125)
Proceeds from sale of property and equipment	1	1	4	2
Free cash flow(2)	$12	$(43)	$(19)	$(91)
(1) Net cash provided by operating activities.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
Revenue	$3,441	$3,299	$6,739	$6,276
Foreign exchange rates	(29)	—	(227)	—
Organic revenue(1)	$3,412	$3,299	$6,512	$6,276

Revenue growth(2)	4.3%		7.4%
Organic revenue growth(1)(3)	3.4%		3.8%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(3) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	June 30, 2026
Current debt	$751
Long-term debt	2,452
Total debt(1)	$3,203
Plus: Bank overdrafts (included in Other current liabilities)	1
Less: Cash and cash equivalents (excluding restricted cash)	(769)
Net debt(2)	$2,435
(1) Includes finance leases and other debt of $479 million as of June 30, 2026.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income Ratio:

(In millions)	June 30, 2026
Total debt	$3,203
Trailing twelve months net income	$135
Debt to net income ratio	23.7x

Reconciliation of Net Leverage Ratio:

(In millions)	June 30, 2026
Net debt(1)	$2,435
Trailing twelve months adjusted EBITDA(1)	$925
Net leverage ratio(1)	2.6x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

	Six Months Ended June 30,		Year Ended December 31, 2025	Trailing Twelve Months Ended June 30, 2026
(In millions)	2026	2025
Adjusted EBITA(1)	$244	$215	$543	$572
Less: Cash paid for income taxes	(30)	(10)	(59)	(79)
Adjusted EBITA(1), net of income taxes paid	$214	$205	$484	$493
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	June 30,
(In millions)	2026	2025	Average
Selected Assets:
Accounts receivable, net	$2,070	$1,950	$2,010
Other current assets	414	434	424
Property and equipment, net	1,261	1,264	1,263
Selected Liabilities:
Accounts payable	$(707)	$(691)	$(699)
Accrued expenses	(1,445)	(1,381)	(1,413)
Other current liabilities(1)	(438)	(452)	(445)
Invested capital	$1,155	$1,124	$1,140

Trailing twelve months net income to average invested capital			11.8%
Operating return on invested capital(2)(3)			43.2%
(1) As of June 30, 2026 and June 30, 2025, excludes $1 million and $64 million of bank overdraft, respectively.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) The ratio of operating return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital.